Exhibit 4.10

English Translation

Share Pledge Agreement

This Share Pledge Agreement (hereinafter referred to as this “Agreement”) is entered into on this 15th day of December, 2015 in Chaoyang District of Beijing, the People’s Republic of China (“China” or the “PRC”),by and among:

Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Room B-02, First floor underground, No. 4 Huayuan Road, Haidian District, Beijing;

Party B: Wenna Liu (ID card No.: ##################)

Residence: ##################;

Party C: Mingfeng Chen (ID card No.: ##################)

Residence: ##################.

(Party A, Party B and Party C hereinafter individually referred to as a “Party” and collectively the “Parties”.)

Whereas,

1.              Party A is a wholly foreign-owned enterprise duly incorporated and existing under the laws of the People’ Republic of China (the “PRC”);

2.              Ku6 (Beijing) Information Technology Co., Ltd. (hereinafter referred to as the “Company”) is a limited liability company incorporated in the PRC;

3.              Party B and Party C are shareholders of the Company (hereinafter referred to as the “Pledgors”), holding 50% and 50% of the equity interest in the Company respectively;

4.              For the benefit of the development of the Company, each of the Pledgors and Party A entered into a loan agreement respectively in 2015, according to which, the Pledgors borrowed RMB20 million from Party A for the purpose of paying share transfer price to purchase 100% equity interest of the Company (the “Loan”). Party B borrowed RMB 10 million and use this amount as the consideration to obtain 50% equity interest of the Company, Party C borrowed RMB 10 million and use this amount as the consideration to obtain 50% equity interest of the Company;

5.              Party A, the Company and the Pledgors entered into a business operations agreement and an exclusive call option agreement in 2015 (the “Option Agreement”); and Party A and the Company entered into an exclusive technology consulting and service framework agreement (the “Exclusive Technology Framework Agreement”);

6.              In order to ensure the repayment of the Loan under the Loan Agreement, the collection of the service fees under the Exclusive Technology Framework Agreement by Party A from the Company and the performance of all the obligations by the Pledgors and the Company under the Option Agreement and the Business Operations Agreement (Collectively, the “Agreement Obligations”), the Pledgors pledge all of the Equity Interest as a security of the performance of the obligations under the aforementioned agreements in favor of Party A who is the Pledgee hereunder.

NOW THEREFORE, based on the principle of equality and mutual benefits and through friendly negotiation, the Parties agree as follows:

1.              Definition

Unless otherwise specified in the context, the capitalized terms used in this Agreement shall have the meaning set forth below:

1.1       “Right of Pledge” shall mean the rights conferred upon Party A pursuant to Section 2 hereunder.

1.2       “Equity Interest” shall mean all the equity interest held by the Pledgors lawfully and all present and future rights and interests conferred on such equity interest.

1.3       “Each Agreement” shall mean the abovementioned Loan Agreement, the Option Agreement, the Exclusive Technology Consulting and Service Framework Agreement and the Business Operations Agreement.

1.4       “Event of Default” shall mean any event set forth in Section 7 hereunder.

1.5       “Notice of Default” shall mean the notice of default issued by Party A in accordance with this Agreement for declaring the default.

2.              Pledge

2.1       The Pledgors pledge all of the Equity Interest in the Company in favor of Party A as a security for Party A’s rights and interests under Each Agreement.

2.2       The pledge of equity interest hereunder shall be a security for all fees (including legal costs), expenditures, losses, interests, liquidated damages, compensations, expenses for realization of creditor’s rights, payable to Party A by the Company and/or the Pledgors, and the liabilities of the Company and the Pledgors towards Party A when Each Agreement becomes invalid in whole or in part for any reason.

2.3       The Right of Pledge hereunder refers to the right of Party A to be compensated on a preferential basis with discount sale, auction or disposition price of the pledged Equity Interest.

2.4       Unless otherwise expressly agreed in writing by Party A after this Agreement comes into effect, the Pledge hereunder may be released only when the Company and the Pledgors have duly performed all of their obligations hereunder and such performance have been accepted by Party A in writing. In the event that the Company or the Pledgors fails to perform the whole or any part of their obligations or liabilities under Each Agreement when the term of Each Agreement expires, Party A shall be still entitled to the Right of Pledge hereunder, unless and until the said obligations and liabilities are performed in a way satisfactory to Party A.

3.              Validity and Term

3.1       This Agreement shall come into effect from the date when it is entered into by the Parties, and the Right of Pledge shall come into effect from the date when the Pledge is duly registered with the Administration for Industry and Commerce.

3.2       In the event that the Company fails to pay the service fees or to perform any other provisions under the Exclusive Technology Framework Agreement, or fails to perform any provision under the Business Operations Agreement or the Option Agreement in the pledge period, Party A is entitled to exercise the Right of Pledge in accordance with this Agreement after giving reasonable notice.

4.              Possession and Safekeeping of Pledge Documents

4.1       The Pledgors shall deliver their shareholder contribution certificates (original copy) to Party A within ten (10) business days from the execution date of this Agreement or on any other earlier date mutually agreed by the Parties, provide Party A with the certificate evidencing that the Pledge hereunder has been duly recorded in the equity register, complete all approval, registration and filing as required by the laws and regulations of the PRC, and submit the equity pledge registration certificates issued by the Administration for Industry and Commerce. The forms of the shareholder contribution certificate and the equity register are referred to in the Appendices hereto.

4.2       In case of any changes to the pledge of equity interest which is required to be registered according to laws, Party B, Party C and Party A shall have such changes registered pursuant to relevant laws and regulations within five (5) business days from the date when such changes occur and submit relevant registration documents for such changes.

4.3       The Pledgors shall cause the Company not to declare or distribute any dividends or profits during the term of pledge unless agreed by Party A in writing in advance.

4.4       In the event that any Pledgor subscribes any new registered capital of the Company or acquires any equity interest from other pledgors hereunder (collectively hereinafter referred to as the “Increased Equity”) during the term of pledge, such Increased Equity shall become part of the Equity Interest under the pledge hereunder automatically. In such case, the Pledgors shall complete all formalities as necessary for pledging the Increased Equity within ten (10) business days after the Increased Equity is acquired. In the event that the Pledgors fail to complete relevant formalities according to the foregoing provisions, Party A shall be entitled to exercise the Right of Pledge with immediate effect in accordance with Section 8 hereunder.

5.              Representations and Warranties

The Pledgors represent and warrant to Party A as follows as of the execution date of this Agreement, and acknowledge that the execution and performance of this Agreement by Party A rely upon such representations and warranties.

5.1       The Pledgors lawfully own the Equity Interest and have the rights to pledge such Equity Interest in favor of Party A.

5.2       There is no claim or intervention from any third party when Party A exercises its rights or the Right of Pledge in accordance with this Agreement at any time.

5.3       Party A is entitled to exercise the Right of Pledge in a manner as provided under the laws, regulations and this Agreement.

5.4       The execution of this Agreement and the performance of their obligations hereunder have been duly authorized or approved, and shall not violate any applicable laws and regulations and the articles of association of the Company.

5.5       There is no other encumbrance or secured rights and benefits (including but not limited to pledges) in favor of a third party against the Equity Interest held by the Pledgors.

5.6       There is no pending civil, administrative or criminal suit or administrative penalty or arbitration in relation to the Equity Interest, nor civil, administrative or criminal suit or administrative penalty or arbitration that may arise in the future.

5.7       There is no due and outstanding tax, expense, or due and uncompleted legal proceeding or formality in relation to the Equity Interest.

5.8       All provisions hereof constitute their true intents and are legally binding upon them.

6.              Covenants and Undertakings by Pledgors

6.1       During the term of this Agreement, the Pledgors covenant and undertake to Party A that the Pledgors shall:

6.1.1                     not assign the Equity Interest, create or permit to create any pledges in favor of any third party that may have an adverse effect on the rights of Party A in any way without Party A’s prior written consents, except for transfer of the Equity Interest to Party A or any other person designated by Party A at the request of Party A;

6.1.2                     abide by all applicable laws and regulations, and notify Party A of any notice, order or suggestion within five (5) business days after receipt thereof from relevant competent authorities, and take actions according to Party A’s reasonable instructions;

6.1.3                     notify Party A in a timely manner of any events or any notices received which may affect the Equity Interest or any part of their rights, and any events or any notices received which may affect the Pledgors’ covenant and obligations under this Agreement or which may affect the Pledgors’ performance of their obligations under this Agreement, and take actions according to Party A’s reasonable instructions.

6.2       The Pledgors agree that the exercise of the Right of Pledge by Party A hereunder shall not be interrupted or impaired by them or their successors or assignees or any other persons.

6.3       In order to protect or improve the security hereunder against the repayment and the obligations of the Pledgors and/or the Company under Each Agreement, the Pledgors undertakes to Party A that they will cause the Company to amend its articles of association to the extent necessary, execute all title certificates and deeds requested by Party A in good faith and cause other persons related to the Right of Pledge to do so, perform the actions required by Party A and cause other related persons to do so, provide convenience for the exercise of the Right of Pledge by Party A, enter into legal documents with Party A or any third party designated by Party A with respect to modification of the equity register, and provide Party A within a reasonable period with all necessary documents in relation to the Right of Pledge as Party A believes necessary.

6.4       The Pledgors hereby individually and jointly undertake that, in case of any equity transfer as a result of Party A’s exercise of the Right of Pledge pursuant to Section 8 hereunder, they will waive the preemptive right with respect to such equity transfer.

6.5       For the sake of Party A’s benefits, the Pledgors undertake to Party A that they will abide by and perform all of their warranties, undertakings, agreements and statements. In the event that the Pledgors fail to perform or incompletely perform their warranties, undertakings, agreements and statements, they shall indemnify all of Party A’s losses arising therefrom.

7.              Events of Default

7.1       Any of the following events shall be an event of default:

7.1.1                     The Pledgors or the Company or their respective successors or assignees fail to fully perform the obligations under Each Agreement;

7.1.2                     Any of the representations, warranties or undertakings of the Pledgors under Sections 5 and 6 hereof is materially misleading or wrong, and/or there exist any actions which violate the representations, warranties or undertakings of the Pledgors under Sections 5 and 6 hereof;

7.1.3                     The Pledgors violate any provisions hereof materially;

7.1.4                     The Pledgors dispose of the Equity Interest, unless otherwise specified in Section 6.1.1;

7.1.5                     The Pledgors’ borrowings, security, compensations, undertakings or any other liabilities are required to be repaid or performed prior to the scheduled due date or are due but can not be repaid and performed as scheduled and thereby cause Party A to deem that the Pledgors’ capability to perform the obligations herein has deteriorated and thus has damaged Party A’s interests;

7.1.6                     The Pledgors fail to repay their general liabilities or other debts due and thereby Party A’s benefits are affected;

7.1.7                     This Agreement becomes invalid or the Pledgors are unable to further perform their obligations hereunder due to the promulgation of relevant laws;

7.1.8                     Any governmental consents, permits, approvals or authorizations, which are necessary to the enforcement, legitimacy or validity of this Agreement, have been withdrawn, suspended, expired or modified substantially;

7.1.9                     Adverse changes occur to the properties owned by the Pledgors, which make Party A deem that the Pledgors’ capability to perform their obligations hereunder have been affected adversely;

7.1.10              Other circumstances where Party A is unable to exercise the Right of Pledge hereunder in accordance with the laws and regulations.

7.2       In the event that the Pledgors are aware of or find out any matter specified in Section 7.1 or any other events that may result in occurrence of any of the foregoing events, they shall inform Party A of such matters or events in writing forthwith.

7.3       Unless an event of default under Section 7.1 above is solved to the satisfaction of Party A, Party A may at any time send a written Notice of Default to the Pledgors when or after such default arises, and require the Pledgors to make full repayment of the Loan or exercise the Right of Pledge in accordance with Section 8 hereunder.

8.     Exercise of Right of Pledge

8.1       Party A shall send the Notice of Default to the Pledgors when Party A exercises the Right of Pledge for reason of default by the Pledgors.

8.2       Subject to Section 7.3 hereunder, Party A may exercise the Right of Pledge at any time when Party A gives the Notice of Default in accordance with Section 7.3 hereunder.

8.3       Party A shall be entitled to exercise the Right of Pledge in accordance with laws until the Loan is fully repaid and any liabilities, outstanding service fees and other payables under Each Agreement are fully cleared.

8.4       When Party A exercises the Right of Pledge, the Pledgors shall not interrupt such exercise, and shall give necessary assistance so that Party A is able to exercise the Right of Pledge.

9.     Assignment

9.1       Without Party A’s prior written consent, the Pledgors shall not assign any of their rights and/or obligations hereunder to any third party.

9.2       This Agreement shall be binding upon the Pledgors and their successors, and inure to the benefit of Party A and its successors or assignees.

9.3       Party A may at any time assign all or any part of its rights or obligations hereunder to any third party designated by it. In such case, such third party shall enjoy and bear Party A’s rights and obligations hereunder. When Party A assigns its rights and obligations under this Agreement, the Pledgors shall execute the agreements and/or documents in relation to such assignment at Party A’s request.

9.4       In the event that the Pledgee is changed for the reason of the said assignment, the parties to the changed pledge shall enter into a new pledge agreement, and the Pledgors shall be responsible for completing all relevant registration formalities.

10.  Commission Charge and Other Fees

10.1     Any fees and out-of-pocket expenses in relation to this Agreement, including but not limited to legal fees, costs of duplicate, stamp duties and any other taxes and fees, shall be equally borne by Party A and the Pledgors.

11.  Force Majeure

11.1     When the performance of this Agreement is delayed or interrupted due to any Force Majeure Events, the Party so affected (the “Affected Party”) shall be excused from such delayed or interrupted performance. “Force Majeure Events” shall mean any events beyond the reasonable controls of the Affected Party, which are unavoidable even if the Affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, geographic variation, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funds or financing shall not be deemed as the events beyond reasonable controls of the Affected Party. The Affected Party seeking for the exemption of any performance under this Agreement or any provision hereof shall inform the other Party of such exemption and its proposed measures for making further performance as soon as practicable.

11.2     The Affected Party shall be exempted from any liability hereunder provided that it shall have tried its best efforts to perform this Agreement. However, the exempted liabilities shall be subject to such delayed or interrupted performance. Once the causations for the said exemption are corrected or remedied, each party shall try its best efforts to recover the performance of this Agreement.

12.  Governing Law and Dispute Resolution

12.1     The conclusion, validity, performance, interpretation and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.2     Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation by the Parties; if the dispute cannot be resolved through negotiation, any Party may submit such dispute to the Beijing Arbitration Commission according to it then effective arbitration rules. The language in the arbitration proceedings shall be Chinese. The awards are final and binding upon the parties hereto.

12.3  Despite the disputes, any Party shall continue abide by the terms and provisions of this Agreement and take its responsibilities thereof in friendly principle.

13.  Notices

13.1     All notices and correspondence for the purpose of exercising the rights and performing the obligations hereunder shall be in writing, and be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the Parties:

Party A: Ku6 (Beijing) Technology Co., Ltd.
Address: Room B-02, First floor underground, No. 4 Huayuan Road, Haidian District, Beijing;

Party B: Wenna Liu
Address: ##################

Party C: Mingfeng Chen
Address: ##################

13.2     Any notice and correspondence shall be deemed to have been effectively delivered:

13.2.1  at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

13.2.2  on the date that the receiving Party signs for the document, if delivered in person (including express mail);

13.2.3  on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail.

14.  Appendix

Any appendix to this Agreement shall be an integral part hereof.

15.  Waiver

Any failure or delay to exercise any of its rights, remedies, powers or privileges hereunder by Party A shall not constitute a waiver of such rights, remedies, powers or privileges by Party A. Any single or partial exercise of any of its rights, remedies, powers or privileges hereunder by Party A shall not affect the exercise of any other rights, remedies, powers or privileges hereunder by Party A. The rights, remedies, powers or privileges hereunder are accumulated without any prejudices to any rights, remedies, powers or privileges specified by any laws and regulations.

16.  Miscellaneous

16.1     Any amendments, supplements or alterations to this Agreement shall be made in writing, which come to effect after they are executed and sealed (if applicable) by the Parties.

16.2     The Parties hereby confirm that this Agreement constitutes the fair and reasonable agreements by and between them on the basis of equality and mutual benefits. In the event that any provision hereof becomes invalid or unenforceable because such provision conflicts with relevant laws, such provision shall be void and null or unenforceable under applicable laws, and shall not affect the validity and enforcement of the remaining provisions of this Agreement.

16.3     The Pledgors undertake that any provision herein is binding upon them regardless of any change of the Company’s Equity Interest respectively held by each of them in the future, and that this Agreement shall be applicable to all of the Company’s Equity Interest to be held by each of them then.

16.5     This Agreement is made in Chinese with three (3) originals with each Party holding one original.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the date first written above.

Party A: Ku6 (Beijing) Technology Co., Ltd.
/s/ (Seal)

Party B: Wenna Liu(Signature)
/s/ Wenna Liu

Party C: Mingfeng Chen (Signature)
/s/ Mingfeng Chen